EXHIBIT 99.5

ORBIMAGE INC.

NOMINEE HOLDER CERTIFICATION

       The undersigned, a bank, broker, trustee, depositary or other nominee of rights (the “Rights”) to purchase Investment Units (as defined in the Prospectus) of ORBIMAGE Inc. (“ORBIMAGE”) pursuant to the Rights Offering described and provided for in ORBIMAGE’s prospectus dated, February 11, 2005 (the “Prospectus”), hereby certifies to ORBIMAGE and to The Bank of New York, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and the number of Rights specified below on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Investment Units (as defined in the Prospectus) pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) each such beneficial owner that has exercised its Over-Subscription Privilege has exercised its Basic Subscription Privilege in full:

		Number of Shares	Numbers of Shares
	Number of Shares Owned	Subscribed for Pursuant to	Subscribed for Pursuant to
	on the Record Date	Basic Subscription Privilege	Over-subscription Privilege

1.

2.

3.

4.

5.

6.

7.

8.

9.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant

By:

Name:
Title:

DTC Basic Subscription Confirmation Number(s)